Raphael Benaroya
Amendment to Employment Agreement

This document (the “Amendment”) constitutes an amendment to the Employment Agreement, as restated on June 15, 2007 (the “Current Agreement”), between Raphael Benaroya (the “Executive”) and United Retail Group, Inc. (the “Company”), effective as of, and subject to, the occurrence of the “Acceptance Time” (as such term is defined in the Agreement and Plan of Merger (the “Merger Agreement”) by and among Redcats USA, Inc. (“Parent”), Boulevard Merger Sub, Inc. and the Company).  To the extent this Amendment conflicts with any provision of the Current Agreement or addresses subject matters not addressed in the Current Agreement, this Amendment shall govern.  Otherwise, the Current Agreement shall remain in effect until and unless terminated in accordance with its terms.  Capitalized terms that are used and not defined herein shall have the meaning set forth in the Merger Agreement.

Parties:	Raphael Benaroya, the Company and Parent.
“Contract Term” (as defined in the Current Agreement):	•
Amended to mean the period of time commencing at the Acceptance Time and ending on a date that is on or after the first anniversary of the Acceptance Time and on or prior to the second anniversary of the Acceptance Time, as determined by the President and Chief Executive Officer (the "CEO") of Parent (such date, the “End Date”).

•
On or prior to the date that is 60 days prior to the first anniversary of the Acceptance Time, the CEO shall notify the Executive in writing of the date that shall be the End Date.  If the Executive ceases to be employed by the Company following receipt of such notice (except if the Executive is terminated by the Company for Cause or the Executive terminates his employment other than pursuant to Section 14(c)(ii) of the Current Agreement (as amended)) and prior to the End Date, then, in addition to any payments set forth below, the Company shall pay to the Executive as of the date of such termination of employment an amount equal to the portion of the Executive’s Annual Base Salary that would otherwise have been paid to the Executive had he remained employed by the Company through the End Date, and shall continue through the End Date to provide the benefits to which the Executive would have been entitled had he continued working through the End Date.

Transaction Payment:	•	The “Transaction Payment” shall mean $3,500,000.
	•	The Transaction Payment will be paid at the Accep-

tance Time
Position & Duties:	Section 3(a) of the Current Agreement shall be amended as follows:
	•	References to the Company’s Board of Directors in Section 3(a) of the Current Agreement shall be replaced with references to the CEO;
•
The following shall be added at the end of the second sentence of Section 3(a) (with the terms “Merger” and “Parent” having the definitions ascribed to them in this Amendment): “, taking into account the Merger and the fact that the Company is no longer a stand-alone publicly traded company. Additionally, the Executive shall assist Parent in the integration of the Company and Parent including, but not limited to, assisting Parent in realizing synergies in connection with the Merger.”

Compensation:	•	Annual base salary of $760,929, payable in equal monthly installments (“Annual Base Salary”), not subject to increase.
•
An annual bonus for each of the first two full years immediately following the Acceptance Time in the amount of $600,000, with the first such bonus being referred to herein as the “Year-One Bonus” and the second such bonus being referred to herein as the “Year-Two Bonus.”

•
The Year-One Bonus shall be paid on the first anniversary of the Acceptance Date and the Year-Two Bonus shall be paid on the second anniversary of the Acceptance Date, subject in each case to the Executive’s continued employment with the Company through such date (except as set forth under Severance below).

Definition of Cause:	Section 1(f) of the Current Agreement shall be modified as follows:
•
Paragraph (ii) thereof shall be modified to read as follows: “(A) the Executive has willfully and continuously failed to perform his material duties to the Company or (B) the Executive has failed in any material respect to follow specific directions of the President and Chief Executive Officer of Parent in the performance of his duties, in either case of (A) or (B) (i) other than any such failure resulting from the Executive's incapacity due to physical or mental illness and (ii)

following delivery of written notice to the Executive from the Board of Parent identifying such failure in detail and identifying the manner in which such failure can be cured (if capable of cure) and the failure of the Executive to cure such failure in the manner so identified within fourteen (14) days following the delivery of such notice; or”

•
Paragraph (iii) thereof shall be modified to read as follows: “the Executive has engaged in willful misconduct in the performance of his duties to the Company in any material respect and material economic harm to the Company has resulted.”

	•	Paragraph (iv) thereof shall be deleted in its entirety.

The parties hereto agree that any breach (including a material breach) of this Amendment or the Current Agreement by the Executive following the Acceptance Time that does not constitute “Cause” (as modified above) shall not relieve the Company or Parent of its or their obligations under the Current Agreement or this Amendment.

Termination:	•
Sections 7, 8 and 14(a), (c) (other than for purposes of clause 14(c)(ii), which shall remain in effect as amended below solely for purposes of references thereto in this Amendment), (d), (e) and (f)(ii) (other than (f)(ii)(A), (C) and (D)) of the Current Agreement shall be deleted.  Section 14(g)(iv) shall remain, and additionally shall be incorporated by reference into Section 14(f)(ii).

	•	The reference to Section 4 in clause 14(c)(ii)(A) shall refer to the Executive’s compensation as set forth above.
•
In no event shall (i) the fact that the Company is no longer a stand-alone publicly traded company or (ii) the Executive’s failure to be Chairman of the Board constitute a breach by the Company for purposes of Section 14(c)(ii) of the Current Agreement.

Change of Control:	Section 15(d) shall be amended to read in its entirety as set forth on Annex A hereto.
Severance:	•	If the Executive remains employed with the Company through the End Date, then the Company shall pay to the Executive, promptly following (but in any event no later than 15 days after) the End Date, a lump sum cash amount (the “Severance Payment”) equal to (x) minus (y) (but not less than zero), where (x) is $4,700,000 and (y) is the aggregate amount of the Transaction Payment, the Year-One Bonus and the Year-Two Bonus paid to the Executive pursuant to this Amendment through the End Date.

•
If the Executive’s employment ceases prior to the End Date for any reason (including, without limitation, as a result of the Executive’s death or “Permanent Disability” (as defined in the Current Agreement)) other than (i) being terminated by the Company for Cause or (ii) being terminated by the Executive other than pursuant to Section 14(c)(ii) of the Current Agreement (as amended), if applicable, then the Company shall pay to the Executive, promptly following (but in any event no later than 15 days after) such termination, a lump sum cash amount equal to (x) minus (y) (but not less than zero), where (x) is $4,700,000 and (y) is the aggregate amount of the Transaction Payment, the Year-One Bonus and the Year-Two Bonus paid to the Executive pursuant to this Amendment through the date of such termination.

	•	The payments to the Executive pursuant to the preceding two bullets are referred to below as “Severance.”
Transfer of Insurance:
In the event that the Executive’s employment with the Company terminates on the End Date, or prior to the End Date unless (i) the Executive is terminated by the Company for Cause or (ii) the Executive terminates his employment other than pursuant to Section 14(c)(ii) of the Current Agreement (as amended), then the Company will transfer to the Executive ownership of all term life insurance policies (including any “key man” policies) insuring the life of the Executive and then held by the Company; provided, that (i) such transfer is allowed under the terms of the applicable policies and (ii) the Executive shall pay any costs incurred in connection with such transfer.

No Mitigation; No Offset:	•
The Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Amendment or the Current Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Additionally, amounts owed to the Executive under this Amendment or the

Current Agreement shall not be offset by any claims the Company or Parent may have against the Executive.
	•	Section 14(f)(i) of the Current Agreement shall be deleted and replaced with the preceding bullet.
Restrictive Covenants:	•
The Executive shall be bound by the provisions of Sections 11(a) and (d) of the Current Agreement, during the Contract Term and for 36 months thereafter; provided, however, that in the event of a termination of employment pursuant to which the Executive is entitled to receive Severance, the Executive shall be bound by the provisions of such Sections 11(a) and (d) only in the event that the Company shall timely remit the Severance.

	•	Section 11(e) of the Current Agreement shall be deleted and replaced with the preceding bullet.
Tax Considerations:
This Amendment is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (the "Code"), and the regulations and guidance issued thereunder, and shall be interpreted in a manner consistent therewith.  In the event the parties determine in good faith that there is a reasonable likelihood that any portion of this Amendment does not comply with final regulations or other guidance under Section 409A, the parties agree that they shall further amend this agreement and that such amendment shall be drafted in compliance with Section 409A, but in such manner as will preserve the terms and intent of this Amendment to the extent reasonably possible and in such a manner that will not result in a material negative economic impact to the Company or the Executive.

Notwithstanding any provision of this Amendment to the contrary, (i) the Current Agreement and this Amendment are intended to provide payments that shall not constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) in the event that the parties determine in good faith that there is a likelihood that any payments to the Executive hereunder will constitute parachute payments, the parties agree that they shall amend the Current Agreement and this Amendment in such manner as they shall determine is reasonably necessary to cause such payments to not be so treated; provided however (1)

in no event shall the sum of the Transaction Payment and the One-Year Bonus be less than $4.1 million and (2) in no event shall the sum of the Transaction Payment, the One-Year Bonus and the Two-Year Bonus be less than $4.7 million, or be paid to the Executive later than the earlier of the End Date or the termination of the Executive's employment other than by the Company for Cause or by the Executive other than pursuant to Section 14(c)(ii) of the Current Agreement (as amended).

Other Definitions:	•
“Affiliated Companies” shall mean, with respect to the Company, any corporation, limited partnership, general partnership, association, joint-stock company, joint venture, trust, bank, trust company, land trust, business trust, fund or any organized groups of persons, whether or not a legal entity, that is directly or indirectly controlled by, controlling or under common control with the Company.

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“Business of the Company” shall mean the operation of a retail operation which markets and sells apparel for women principally in sizes 14 and larger and any other future business in which the Company and its subsidiaries and Affiliated Companies engage that produces more than 10% of the Company’s or Parent’s consolidated sales.

Compensation Arrangement
The Company represents and warrants to Parent and the Executive that the Compensation Committee of the Board of Directors of the Company, consisting solely of independent directors, has approved by resolution the Employment Agreement and this Amendment and the transactions contemplated thereby and hereby as an employment compensation, severance or other employee benefit arrangement, in accordance with the requirements of Rule 14d-10(d)(2) under the Securities Exchange Act of 1934, as amended, and the instructions thereto.

Notices	Section 21 of the Current Agreement shall be amended to read in its entirety as follows:

“all notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or the Company, to: Redcats USA, Inc. 463 Seventh Avenue New York, NY 10018 Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Michael J. Segal, Esq.
If to the Executive, to the address of the Executive most recently on the books and records of the Company.
with a copy (which shall not constitute notice) to: Katten Muchin Rosenman LLP 575 Madison Ave New York, New York 10022 Attention: Edward J. Rayner, Esq.”

By signing below, the parties hereto agree to be bound by the terms of this Amendment as described above.

Signed,

Redcats USA, Inc.
By:	/s/ Raphael Benaroya	By:	/s/ Faintreny Eric
	Raphael Benaroya		Name: Faintreny Eric
United Retail Group, Inc.
		By:	/s/ George Remeta
Name: George Remeta

Date: September 10, 2007

ANNEX A

In the event that any payment or benefit received or to be received by Executive pursuant to the terms of the Current Agreement or this Amendment (the "Contract Payments") or in connection with the Executive's termination of employment or contingent upon a Change of Control of the Company pursuant to any plan or arrangement or other agreement with the Company (or any affiliate) ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code, as determined as provided below, the Company shall pay to Executive, at the time specified below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on the Payments and any federal, state and local income or other tax and Excise Tax upon the payment provided for by this paragraph, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total value of the Payments at the time such Payments are to be made.  All financial determinations required to be made under this Annex A, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence or place of employment in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

The Gross-Up Payments provided for in the preceding paragraph shall be made prior to the imposition upon the Executive or payment by the Executive of any Excise Tax.

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

give the Company any information reasonably requested by the Company relating to such claim;

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive;

cooperate with the Company in good faith in order to effectively contest such claim; and

permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Executive's consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to the matters covered hereby).

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Company or the Tax Counsel hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies and the Executive thereafter is required to pay to the Internal Revenue Service an additional amount in respect of any Excise Tax, the Company or the Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall promptly be paid by the Company to or for the benefit of the Executive.

The Executive shall file his tax returns in a manner consistent with the position taken by the Company in respect of the matters described in this Annex A.